The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 2, 2021

July , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF due July 11, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date, for which the closing price of one share of each of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF, which we refer to as the Funds, is greater than or equal to 75.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the final Interest Payment Date).
•	The earliest date on which the notes may be redeemed early is October 12, 2021.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about July 6, 2021 and are expected to settle on or about July 9, 2021.
•	CUSIP: 48132UYY3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $17.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $934.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The VanEck Vectors® Oil Services ETF (Bloomberg ticker: OIH), the Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE) and the Vanguard Value ETF (Bloomberg ticker: VTV)

Contingent Interest Payments: If the notes have not been previously redeemed early and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $37.50 (equivalent to a Contingent Interest Rate of at least 15.00% per annum, payable at a rate of at least 3.75% per quarter) (to be provided in the pricing supplement).

If the closing price of one share of any Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: At least 15.00% per annum, payable at a rate of at least 3.75% per quarter (to be provided in the pricing supplement)

Interest Barrier / Trigger Value: With respect to each Fund, 75.00% of its Initial Value

Pricing Date: On or about July 6, 2021

Original Issue Date (Settlement Date): On or about July 9, 2021

Review Dates*: October 6, 2021, January 6, 2022, April 6, 2022, July 6, 2022, October 6, 2022, January 6, 2023, April 6, 2023 and July 6, 2023 (final Review Date)

Interest Payment Dates*: October 12, 2021, January 11, 2022, April 11, 2022, July 11, 2022, October 12, 2022, January 11, 2023, April 12, 2023 and the Maturity Date

Maturity Date*: July 11, 2023

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return)

If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Fund: The Fund with the Least Performing Fund Return

Least Performing Fund Return: The lowest of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

How the Notes Work

Payments in Connection with Review Dates (Other than the Final Review Date)

Payment at Maturity If the Notes Have Not Been Redeemed Early

PS-2 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 15.00% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 15.00% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
8	$300.00
7	$262.50
6	$225.00
5	$187.50
4	$150.00
3	$112.50
2	$75.00
1	$37.50
0	$0.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Funds, assuming a range of performances for the hypothetical Least Performing Fund on the Review Dates.

The hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	an Initial Value for the Least Performing Fund of $100.00;
•	an Interest Barrier and a Trigger Value for the Least Performing Fund of $75.00 (equal to 75.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 15.00% per annum (payable at a rate of 3.75% per quarter).

The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

PS-3 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$37.50
Second Review Date	$85.00	$37.50
Third through Seventh Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,037.50
	Total Payment	$1,112.50 (11.25% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,037.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,112.50.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$40.00	$0
Second Review Date	$45.00	$0
Third through Seventh Review Dates	Less than Interest Barrier	$0
Final Review Date	$50.00	$500.00
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Fund is less than its Trigger Value and the Least Performing Fund Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing price of one share of any Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

PS-4 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Fund, which may be significant. You will not participate in any appreciation of any Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by any of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Fund is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Fund.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

PS-5 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or

PS-6 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE OIL SERVICES SECTOR WITH RESPECT TO THE VanEck Vectors® OIL SERVICES ETF —

All or substantially all of the equity securities held by the VanEck Vectors® Oil Services ETF are issued by companies whose primary line of business is directly associated with the oil services sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  The profitability of oil services companies is related to worldwide energy prices, including all sources of energy and exploration and production spending.  The price of energy, the earnings of oil services companies and the value of these companies’ securities are subject to significant volatility.  Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business.  Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Oil services companies are exposed to significant and numerous operating hazards.  Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate.  The revenues of oil services companies may be negatively affected by contract termination and renegotiation.  Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.  Oil services companies may also be adversely affected by environmental damage claims and other types of litigation.  Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas.  The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business.  Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States.  Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business, which could adversely affect their operating results.  The operating results of these companies may fluctuate as a result of these

PS-7 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

additional risks and events in the other lines of business.  In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses.  Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services sector and could affect the value of the equity securities held by the VanEck Vectors® Oil Services ETF and the price of one share of the VanEck Vectors® Oil Services ETF during the term of the notes, which may adversely affect the value of your notes.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE VanEck Vectors® OIL SERVICES ETF —

Some of the equity securities held by the VanEck Vectors® Oil Services ETF have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	RISKS ASSOCIATED WITH THE ENERGY SECTOR WITH RESPECT TO THE ENERGY SELECT SECTOR SPDR® FUND —

All or substantially all of the equity securities held by the Energy Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the energy sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims. These factors could affect the energy sector and could affect the value of the equity securities held by the Energy Select Sector SPDR® Fund and the price of the Energy Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•         The investment strategy represented by the VANGUARD VALUE ETF may not be successful —

The Vanguard Value ETF is intended to represent a “value” investment strategy.  The Vanguard Value ETF seeks to track, before fees and expenses, the performance of a benchmark index that measures the investment return of large-capitalization value stocks, which is currently the CRSP US Large Cap Value Index.  The CRSP US Large Cap Value Index measures the capitalization-weighted price performance of the stocks included in the CRSP US Large Cap Index that are determined by The Center for Research in Security Prices to be value oriented, using the following factors: book to price, forward earnings to price, historic earnings to price, dividend-to-price ratio and sales-to-price ratio.  A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks.  However, the value characteristics referenced by the CRSP US Large Cap Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate.  In addition, the CRSP US Large Cap Value Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics.  There is no assurance that the Vanguard Value ETF will outperform any other index, exchange-traded fund or strategy that tracks U.S. stocks selected using other criteria and may underperform the CRSP US Large Cap Index as a whole.  It is possible that the stock selection methodology of the CRSP US Large Cap Value Index will adversely affect its return and, consequently, the level of CRSP US Large Cap Value Index, the price of one share of the Vanguard Value ETF and the value and return of the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-8 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

The Funds

The VanEck Vectors® Oil Services ETF is an exchange-traded fund of the VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index, which we refer to as the Underlying Index with respect to the VanEck Vectors® Oil Services ETF. The MVIS® US Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For additional information about the VanEck Vectors® Oil Services ETF, see “Fund Descriptions — The VanEck Vectors ETFs” in the accompanying underlying supplement.

The Energy Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index, which we refer to as the Underlying Index with respect to the Energy Select Sector SPDR® Fund. The Energy Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® energy sector of the S&P 500® Index, which currently includes companies in the following industries: energy equipment and services; and oil, gas and consumable fuels. For additional information about the Energy Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

The Vanguard Value ETF is an exchange-traded fund of Vanguard Index Funds, a registered investment company, that seeks to track, before fees and expenses, the performance of a benchmark index that measures the investment return of large-capitalization value stocks, which we refer to as the Underlying Index with respect to the Vanguard Value ETF.  The Underlying Index for the Vanguard Value ETF is currently the CRSP US Large Cap Value Index.  The CRSP US Large Cap Value Index measures the capitalization-weighted price performance of the stocks included in the CRSP US Large Cap Index that are determined by The Center for Research in Security Prices to be value oriented, using the following factors: book to price, forward earnings to price, historic earnings to price, dividend-to-price ratio and sales-to-price ratio.  For additional information about the Vanguard Value ETF, see see Annex A in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 8, 2016 through June 25, 2021. The closing price of one share of the VanEck Vectors® Oil Services ETF on July 1, 2021 was $227.85. The closing price of one share of the Energy Select Sector SPDR® Fund on July 1, 2021 was $54.81. The closing price of one share of the Vanguard Value ETF on July 1, 2021 was $138.39. We obtained the prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date or any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

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Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

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Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that

PS-11 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
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•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

The Vanguard Value ETF

All information contained in this document regarding the Vanguard Value ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Vanguard Index Funds and The Vanguard Group, Inc. (“Vanguard”). Vanguard is currently the investment adviser to the Vanguard Value ETF. The Vanguard Value ETF is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “VTV.”

The Vanguard Value ETF seeks to track, before fees and expenses, the performance of a benchmark index that measures the investment return of large-capitalization value stocks, which is currently the CRSP US Large Cap Value Index. For additional information about the CRSP US Large Cap Value Index, see “— The CRSP US Large Cap Value Index” below.

The Vanguard Value ETF employs an indexing investment approach designed to track the performance of the CRSP US Large Cap Value Index. The Vanguard Value ETF attempts to replicate the CRSP US Large Cap Value Index by investing all, or substantially all, of its assets in the stocks that make up the CRSP US Large Cap Value Index, holding each stock in approximately the same proportion as its weighting in the CRSP US Large Cap Value Index.

Although the Vanguard Value ETF attempts to mirror the performance of the CRSP US Large Cap Value Index, the Vanguard Value ETF generally does not perform exactly like the CRSP US Large Cap Value Index. For example, the Vanguard Value ETF has operating expenses and transaction costs. The CRSP US Large Cap Value Index does not, and therefore it will usually have a slight performance advantage over the Vanguard Value ETF. The ability of the Vanguard Value ETF to match its performance to that of the CRSP US Large Cap Value Index can also be impacted by, among other things, the timing and size of cash flows and the size of the Vanguard Value ETF. Market disruptions and regulatory restrictions could also have an adverse effect on the Vanguard Value ETF’s ability to adjust its exposure to the required levels in order to track the CRSP US Large Cap Value Index.

Vanguard Index Funds is a registered investment company that consists of numerous separate investment portfolios, including the Vanguard Value ETF. Information provided to or filed with the SEC by Vanguard Index Funds pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-56846 and 811-02652, respectively, through the SEC’s website at http://www.sec.gov.

The CRSP US Large Cap Value Index

All information contained in this pricing supplement regarding the CRSP US Large Cap Value Index (the “Value Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The Center for Research in Security Prices (“CRSP”). The Value Index is calculated, maintained and published by CRSP. CRSP has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg under the ticker symbol “CRSPLCV1.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the CRSP US Large Cap Index that are determined by CRSP to be value oriented, using the following factors: book to price, forward earnings to price, historic earnings to price, dividend-to-price ratio and sales-to-price ratio.  The CRSP US Large Cap Index is designed to represent U.S. companies that make up the top 85% of investable market capitalization.

Index Composition

Eligible Universe. To be eligible for the CRSP U.S. Large Cap Index (and therefore, the Value Index), the securities must meet the following criteria:

•	the securities must be listed on the New York Stock Exchange, NYSE American, NYSE Arca, The NASDAQ Stock Market, BZX Exchange, and The Investors Exchange (each, a “CRSP exchange of interest”);
•	the securities must be common stock, REITs, shares of beneficial interest (excluding funds) or Berkshire Hathaway A & B shares; and
•	the company issuing the securities must generally be currently incorporated and headquartered in the United States; however, securities of company headquartered in the United States, a U.S. territory, domicile of convenience or tax haven may also be considered for inclusion by CRSP’s Index Eligibility Committee.

Eligibility status is reviewed quarterly at ranking. Any security that has been included in or removed from the CRSP US Large Cap Index will retain that status for one year, unless there is a fundamental change in the security’s characteristics. After one year, the security’s eligibility status will be reevaluated.

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Investability Screens. Once the eligible securities are identified and capitalization breakpoints are determined, investability screens are applied quarterly on the ranking date (after the close of the first Friday of each of March, June, September and December) to determine the constituents of the CRSP US Large Cap Index as of the following reconstitution (reconstitution occurs over a five-day transition period, generally starting after the close of the second Wednesday after the ranking day and ends on the first Tuesday after the third Friday of the ranking month, with 20% of the change in constituents implemented on each day), as follows:

•	market capitalization: the company must have at least $15 million total market capitalization;
•	float shares: the number of a company’s float shares, those readily available for trading, must be at least 12.5% of the total shares outstanding (or at least 10% of the total shares outstanding for securities qualifying as a fast-track initial public offering (“IPO”));
•	trading volume: the average of the adjusted trading volume over the last 125 days divided by float shares on the ranking date must be at least 0.001;
•	trading gaps: the securities must not have a sequence of 10 consecutive non-trading days since the last ranking;
•	suspended securities: the securities must currently not be suspended from their listing exchange; and
•	seasoning of new securities: new securities are eligible for inclusion if they fulfill at least one of the two conditions below (securities created by a corporate action payout are not subject to the seasoning rule):
•	the first day of regular-way trading on a CRSP exchange of interest was at least 20 trading days before the ranking day; or
•	the first day of regular-way trading on a CRSP exchange of interest was at least five trading days before the ranking day and the company’s capitalization is greater than or equal to the lower breakpoint for the CRSP U.S. Small Cap Index determined at the last ranking. These companies are considered to be fast-track IPO.

Current constituents of the CRSP US Large Cap Index are removed from the CRSP US Large Cap Index if, at ranking:

•	market capitalization: the company has less than $10 million total market capitalization;
•	float shares: the number of a company’s float shares is less than 10% of the total shares outstanding;
•	trading volume: the average of the adjusted trading volume over the last 125 days divided by float shares on the ranking date falls below 0.0008 for two consecutive rankings;
•	trading gaps: the securities has a sequence of 10 consecutive non-trading days since the last ranking; or
•	suspended securities: if a security has been suspended from its listing exchange for at least 40 trading days.

CRSP will consider for inclusion companies that IPO via direct listings — and skip the traditional underwriting process — assuming that public disclosures are available related to the company’s eligibility and investability (e.g., share type, organization type, float shares, total shares outstanding, location, market capitalization etc.).  Given sufficient information, CRSP will not limit its eligible and investable universe based on the initial offering type.  CRSP will also consider for inclusion companies that IPO with capital structures that include share classes (common stock) with dissimilar voting rights assuming that public disclosures are available related to the company’s eligibility and investability. The presence of multiple share classes with skewed voting rights is not currently used to restrict CRSP’s eligible and investable universe.

IRS Code concentration constraints. The Internal Revenue Service (the “IRS”) has established rules for a fund to qualify as a Regulated Investment Company. When necessary, the CRSP US Large Cap Index is constrained to allow a fund tracking it to comply with IRS rules, but adjusting the weights of its constituents, with the following goals:

•	Meet the diversification requirements;
•	Minimize the expected tracking error between the constrained index and an implied parent index with no constraints imposed;
•	Use buffers around the limits so that the typical movement of weights due to price movement and corporate actions do not initiate recurrent index rebalancing and the associated turnover; and
•	Preserve the investability of the index by avoiding the assignment of index weights that represent an excessive stake in any one issuer.

Market Capitalization Assignment

CRSP assigns companies in the eligible universe to size-specific capitalization-based indices, including the CRSP US Large Cap Index, using each company’s total market capitalization calculated using total shares outstanding. At ranking, companies are sorted from largest to smallest based on each company’s total market capitalization. Market capitalization is determined using a security’s total shares outstanding multiplied by the security’s price on a random price day.

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The market capitalizations of all index-eligible securities of a given company are then summed together to determine the company’s total market capitalization. Once all index-eligible companies are sorted, each company is then assigned a cumulative market capitalization score, which is equal to the cumulative capitalization of all higher capitalization companies plus half of the capitalization of the company that is being ranked, expressed as a percentage of the market capitalization of all eligible companies. In other words, the score is based on the midpoint of a company’s market capitalization in order to ensure it is assigned to the index in which the majority of its market capitalization lies. Breakpoint targets are then set at 70%, 85% and 98% of the cumulative market cap of the eligible universe. The breakpoint target for the CRSP US Large Cap Index is 85%.

At each ranking, the actual market capitalization of the largest company and the smallest company in each index is noted. These sizes determine the ranges for assignment of new additions or of securities impacted by corporate actions. A company is considered valid for an index if its capitalization is less than or equal to that of the largest company in the index and greater than that of the largest company in the adjacent lower capitalization index.

Companies lying at or near the boundary of market capitalization breakpoints are viewed as being in a transitional area between adjacent capitalization indices. In order to prevent the premature movement of these “borderline” companies to a new index, CRSP establishes different percentage “bands” around each breakpoint. Movement of companies in or near these bands is restricted and can result in securities being partially held in adjacent indices. This approach balances the desire to maximize style purity while minimizing index turnover.

CRSP base-level size indices are Mega, Mid, Small, and Micro. In addition, CRSP maintains two composite indices that combine base level indices; Large is a combination of Mega and Mid, and Small-Mid is a combination of Mid and Small.

In order to prevent the premature movement of companies located near the established breakpoints, CRSP considers different percentage “bands” around each breakpoint. Movement between indices is cushioned by introducing the concept of “packeting.” CRSP defines a packet as 50% of the index’s total holdings of a company. Movement occurs when a company passes completely through to the other side of a shared band between indices into the core of the adjacent index.

Once a company crosses the threshold into the adjacent core, one packet (50%) is moved. If a company remains in the adjacent core at the next ranking, then the second packet (remaining 50%) is moved into the adjacent index.

At ranking, if a company with a 100% allocation in an index moves beyond the core of the adjacent index, then the company is moved entirely to the new capitalization-based index. Similarly, if a company with 50% allocation in an index moves beyond the core of the adjacent index, then that allocation is moved entirely (100%) to the new capitalization-based index.

If the company moves back into the shared band, then no further packets are moved (the holdings are kept in the same proportion). No movement is exercised if the company ranks within the band. In other words, a security may remain in a transitional band area indefinitely.

New index constituents (e.g., an IPO), are added fully to the appropriate capitalization-based index based strictly on the breakpoints determined at the most recent quarterly ranking (bands are ignored).

Migration rules related to packeted constituents (e.g. 50% Small/50% Mid), are applied to each packet separately. Final index placement is the sum of the individual post-migration packets.

Style Index Allocation

Each company in the CRSP US Large Cap Index is fully allocated to either the Value Index or the CRSP US Large Cap Growth Index (the “Growth Index”).

The construction of the Value Index and the Growth Index is tied to the construction of the CRSP US Large Cap Index. Value and growth style determination involves completing the following three additional steps at each quarterly ranking:

1.	Calculate the value and growth style factors for each company within a relevant market-cap segment.
2.	Combine multiple style factors into a single composite factor (the score that is used to place the company), separately for value and growth. This will be the score used to assign a security to either the Value Index or the Growth Index.
3.	Rank scores and assign companies to the Value Index or the Growth Index.

When classifying companies to the Value Index and the Growth Index, CRSP employs a multi-factor model, that uses five value and six growth factors,

The value factors are:

•	Book-to-Price Ratio (BP)
•	Future Earnings-to-Price Ratio (FEP)
•	Historical Earnings-to-Price Ratio (HEP)
PS-16 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

•	Dividend-to-Price Ratio (DP)
•	Sales-to-Price Ratio (SP)

The growth factors are:

•	Future Long-term Growth in Earnings Per Share (FLGE)
•	Future Short-term Growth in Earnings Per Share (FSGE)
•	Three-year Historical Growth in Earnings Per Share (HGE)
•	Three-year Historical Growth in Sales Per Share (HGS)
•	Current Investment-to-Assets Ratio (INV)
•	Return on Assets (ROA)

CRSP calculates the composite value score and the composite growth score for each company using the following steps:

1.	For each company, determine values for the various style factors.
2.	Winsorize the data for each style factor at the 5th and 95th percentiles. Winsorization is the transformation of statistics by limiting extreme values in the statistical data to reduce the effect of possibly spurious outliers.
3.	Calculate each style factor’s cross-sectional mean and cross-sectional standard deviation.
4.	Scale each style factor for each company by finding the factor’s z-score using the following formula:

z-score = (company factor – cross sectional mean for factor) / cross sectional standard deviation for the factor

The z-score factors are denoted by the presence of a “z” before the factor acronym (e.g., zBP).

5.	Compute the single Composite Style Score (CSS) for each company by weighting the z-scores of the underlying factors according to the following methods:

Calculating Value Composite Style Score. When determining the value CSS, CRSP’s model first combines the future and historical earnings-to-price ratios (FEP and HEP) into a single earnings-to-price factor (EP), which is then combined with the book-to-price ratio (BP) to create a primary value superfactor (V1). The sales-to-price ratio (SP) and dividend-to-price ratio (DP) are then combined to create a secondary value superfactor (V2). Merging the two value superfactors together creates a single composite value score (V), as defined below:

Value Score (V) = (2/3 × V1) + (1/3 × V2), where:

V1 = (2/3 × zEP) + (1/3 × zBP) with zEP = (2/3 × zFEP) + (1/3 × zHEP)

V2 = (2/3 × zSP) + (1/3 × zDP)

Calculating Growth Composite Style Score. When determining the growth CSS, CRSP calculates a future growth super-factor (FG) based on analysts’ estimates of future long-term growth in earnings (FLGE) and future short-term growth in earnings (FSGE), as well as INV and ROA. Additionally, a historical growth super-factor (HG) is calculated based upon three-year historical growth in earnings(HGE) and three-year historical growth in sales (HGS).

Once determined, these two growth super-factors are combined to create a single composite growth score (G) as defined below:

Growth Score (G) = (2/3 × FG) + (1/3 × HG), where:

FG = (1/3 × zFLGE) + (1/3 × zFSGE) + (1/6 × zINV) + (1/6 × zROA)

HG = (2/3 × zHGS) + (1/3 × zHGE)

CRSP assigns each composite score a rank value (RV for value and RG for growth) that represents a certain percentage of the cumulative market cap with lower scores. The RG value is inverted and the scores are averaged with the RV value to arrive at an Average Rank (AR) score for each company. A company with a high AR, or mean score above 0.5, is categorized as value, while a company with a low AR, or mean score below 0.5, is categorized as growth. There is little agreement on the exact definitions of value and growth or when exactly companies switch between value and growth, therefore CRSP applies its rules for packeting and migration to the Value Index and the Growth Index, as well. As with the market capitalization-based indexes, band thresholds are set to buffer movement between styles.

CRSP derive the AR score for each company as follows:

1.	Rank companies separately by both their value composite style scores (CSS = V) and growth composite style scores (CSS = G).
2.	Assign a rank composite style score (RCSS) to each company, calculated as follows:
PS-17 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF

In general, RCSS = M1 / M2 , where:

For value (CSS = V), M1 is the total market capitalization of all companies that are constituents of CRSP US Large Cap Index with a CSS lower than the particular company's CSS, plus half of its own market cap (RCSS = RV).

For growth (CSS = G), M1 is the total market capitalization of all companies with a CSS higher than the particular company's CSS, plus half of its own market cap (RCSS = RG).

M2 is the total market capitalization of all companies within the companies' cap-based universe.

Thus, each company's RCSS corresponds to the market-cap adjusted percentile of its CSS within its cap-based universe. This value falls between 0 and 1. Therefore, for rank value (RV), the security with the highest value will have a score equal to 1, while the security with the lowest value will have a score equal to 0. The reverse is true for rank growth (RG); the security with the highest growth will have a score equal to 0 and the security with the lowest growth will have a score equal to 1.

3.	Compute AR for each company according to the formula below. Average rank scores range from 0 to 1 with higher numbers indicating higher “value” attributes and lower numbers indicating higher “growth” attributes.

AR = (RV + RG) / 2

4.	Assign newly added companies to value or growth categories according to their AR scores:

Companies with an AR > 0.5 are classified as 100 percent value.

Companies with an AR ≤ 0.5 are classified as 100 percent growth.

To visualize this procedure, the following figure plots RV and RG scores for a hypothetical company. Average rank scores greater than 0.5 represent points above the main diagonal while AR scores less than 0.5 represent points below the main diagonal.

If a composite factor is generated with an underlying factor missing, the weight for the missing data point is distributed proportionally across the remaining factors. A minimum number of non-missing input factors are needed before the composite factor itself is considered missing. There must be at least two value and two growth factors available to generate a style AR score.

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All companies present in a size index must be fully represented in style indices corresponding to that size. For example, if a company is packeted at 50% in the CRSP US Small Cap Index, then the 50% in the CRSP US Small Cap Index must be allocated between the CRSP US Small Cap Value Index and the CRSP US Small Cap Growth Index. If no AR score is available, then an additional step is applied to fulfill this rule.

If a company is currently assigned to style indices and a new AR score is unavailable, then its style is carried forward using the following rules:

1.	If the company remains in the same size index, then the allocation between value and growth within that market-cap segment does not change. For example, if before a ranking, a company is allocated fully to Mid Value, and the ranking keeps the company in the Mid Cap index but there is no new AR score available, then the company remains fully in Mid Value.
2.	If the company is entering a new size index, then the style allocation can be carried forward from the style assignment in other size indices. Generally only non-composite capitalization indexes Small, Mid, and Mega are used for this purpose. If only one style is found, then that style is used. If both Value and Growth assignments are found, then the company is assigned half its available holdings in each style. For example, if before a ranking a company is in Mega Cap Value and Mid Cap Growth and it moves to Small Cap with no new AR score available, it is assigned half to Small Cap Value and half to Small Cap Growth.

As with the capitalization-based indices, CRSP applies its packeting and migration procedures to the Value Index and the Growth Index. CRSP centers the style band around an AR score of 0.5 and sets the threshold bandwidth at an AR of .3333. This means that companies with an AR between .3333 and .6667 are considered to be inside of the band. Once a company crosses through the band between its current style and the adjacent style core, 50% of its holdings are moved. If the company stays beyond the threshold in the following ranking period, the remaining 50% will be moved. Therefore, a company may be partially held in both the Value Index and the Growth Index. It is also possible for the same company to be classified differently in different market capitalization-based indices depending on the characteristics it displays in each segment. In other words, a company may be classified as value in one capitalization-based index and as growth in another capitalization-based index, depending on its AR score within each market capitalization segment.

Index Calculation

The Value Index is weighted by float-adjusted market capitalization, rather than total shares outstanding, reflecting the availability of shares from the perspective of U.S. domestic investors. Float-adjusted market capitalization is equal to a security’s index holdings multiplied by the security’s price (used to determine a security’s weight within the Value Index). The estimate of readily available shares (free float) is calculated by subtracting the number of restricted shares (i.e., shares owned by insiders and inactive shareholders) from the total number of shares issued for a particular company. Restricted shares include but are not limited to shares held by board members, directors and executives (insiders), government holdings, employee-held shares, shares held by corporations not actively managing money and other unavailable shares.

Index Levels

An index level is the value of an investment relative to its value at one fixed point in time. Index levels allow convenient comparison of the relative performance of the different portfolios or asset classes. For the Value Index, the initial level was set to 1,000 on September 10, 2012. The following formula is used to calculate the index level on day t:

Index Level t =	Index Market Valuet Divisor t

Index Maintenance

In addition to the quarterly ranking reviews, changes in the Value Index occur on a daily basis as a result of numerous factors, including price movements actions and security additions and deletions. CRSP adheres to the principles of replicability, consistency, maintaining style purity, and minimizing turnover when implementing corporate actions, with the ultimate objective of reflecting changes in the US equity market in a timely manner. When a corporate action occurs such that index eligibility cannot be determined, CRSP will evaluate the security’s eligibility at the next ranking. Among the events that may give rise to an adjustment to the Value Index on any day are: stock splits and reverse stock splits; stock dividends; special dividends; share changes reported in corporate filings; mergers and acquisitions; exchanges or conversions; tender offers; partial or full liquidations, IPOs; transfer from over-the-counter market; delistings; bankruptcies, rights offerings; warrant offerings; secondary offerings; and spin-offs.

PS-19 | Structured Investments Callable Contingent Interest Notes Linked to the Least Performing of the VanEck Vectors® Oil Services ETF, the Energy Select Sector SPDR® Fund and the Vanguard Value ETF